UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
August 24, 2009
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2009, Pinnacle Airlines Corp. (the “Company”) entered into a Purchase and Release Agreement (the “Agreement”) with the financial institution that sold the Company its portfolio of auction rate securities (“ARS”).  Pursuant to the Agreement, the financial institution shall purchase the ARS from the Company at a discount to par plus accrued interest and the Company shall utilize a portion of the purchase price of the ARS to repay all amounts that are payable in respect of the Company’s obligations under its loan agreement with the financial institution.  The Company received net cash proceeds of approximately $27 million after repayment of the loan agreement.  In addition, the Agreement provides that for a period of three (3) years from the date of the Agreement, the Company shall have the right to re-purchase all or a pro-rata portion of the ARS from the financial institution at the same discount to par the financial institution paid to the Company under the Agreement.

Item 8.01 Other Events

On August 27, 2009, the Company repurchased approximately $78 million par amount of its 3.25% senior convertible notes due 2025 (the “Notes”) for $75 million, plus accrued interest.  As of August 27, 2009, approximately $31 million par amount of the Notes remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
August 28, 2009

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